Ferguson, Wellman, Rudd, Purdy & Van Winkle, Inc.

                              CODE OF ETHICS

                          SECTION 1: DEFINITIONS

For the purposes of this Code of Ethics, as required by Rule 204-2(a)(12) &
(13) under The Investment Advisers Act of 1940, the following general definitions shall apply:

     1.        Advisory Representative shall include:

          a.   Any partner, officer or director of the Adviser;

          b.   Any employee of the Adviser;

          c.   Any person in a control relationship to the Adviser; and

               d. Any affiliated person of such controlling person, and any affiliated person of such affiliated person.

An advisory representative shall not include an employee who receives no information about current recommendations or trading, or an employee who obtains information in a single instance, infrequently or inadvertently.

Control shall have the same meaning as that set forth in Section 2(a)(9) of The Investment Company Act of 1940.

                         SECTION 2: GENERAL POLICY

Advisory representatives are specifically reminded that it is unlawful for any of them, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Adviser, or the private client accounts or any other accounts of the Adviser:

     1.   To employ any device, scheme or artifice to defraud the Adviser;

     2. To make any untrue statement of a material fact to the Adviser, or omit to state to the Adviser a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     3. To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Adviser; or

     4. To engage in any manipulative practice with respect to the Adviser.

The provisions of this Code of Ethics have been instituted, in part, in an effort to ensure that advisory representatives do not, inadvertently or otherwise, violate the proscriptions outlined above.


                 SECTION 3: PROHIBITED PURCHASES AND SALES

No advisory representative shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale:

     1. Is being considered for purchase or sale by the Adviser, the private client accounts or any other accounts of the Adviser; or

     2. Is being purchased or sold by the Adviser, the private client accounts or any other accounts of the Adviser.

All advisory representatives shall obtain clearance from either the Chief Executive Officer, or other Principal prior to effecting any securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the advisory representative), or trusts of which they are trustees or in which they have a beneficial interest, are parties. The above-named shall promptly notify the advisory representative of clearance or denial of clearance to trade. Notification of approval or denial to trade may be verbally given; however, it shall be confirmed in writing within 24 hours of the verbal notification.


SECTION 4: ADVISER - FIDUCIARY OBLIGATIONS

The advisory representatives are cognizant of and committed to the performance of their fiduciary duties under general corporate law and as more specifically articulated in the Investment Advisers Act, including, without limitation, the proscriptions against overreaching, self-dealing and conflicts of interest. Moreover, with respect to certain legal matters and ethical questions arising in the course of their deliberations and actions, such advisory representatives should regularly seek the advice of counsel. These general principles and procedures shall not be affected by the Code of Ethics, which is directed to the particular objective of compliance with the provisions of Rule 204-2(a)(12) & (13) under The Investment Advisers Act of 1940, as such provisions are applicable to advisory representatives and to the prevention of engagement in any personal securities transactions by advisory representatives which might conflict with or adversely affect the interests and welfare of the Adviser.

SECTION 5: REPORTING REQUIREMENTS

     1. Every advisory representative shall cause to be delivered to the Adviser's compliance officer, a pre-approved trade ticket of any personal securities transaction showing the amount of each security purchased or sold, the date of the transaction, the price at which it was executed and the name of the executing broker or dealer. Such trade tickets shall be retained by the compliance officer of the Adviser for a period of at least five years.

     2.   Every advisory representative shall provide a monthly statement
     of account.   Such statement shall be made delivered to the Compliance
     Officer after the end of the month in which the transaction to which the report relates was effected, and shall contain the following information:

    a. The date of the transaction, the title and the number of shares, and the principal amount of each security involved;


     b. The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

     c.   The price at which the transaction was effected; and,

     d. The name of the broker, dealer, or bank with or through whom the transaction was effected.


All statements shall be reviewed by the Compliance Officer promptly upon their receipt. Any violation of the Code of Ethics shall be reported promptly to the Chief Operating Officer of the Adviser.


                     SECTION 6: EXEMPTED TRANSACTIONS

The prohibitions of Section 3 of this Code of Ethics shall not apply to:

1. Purchases or sales effected in any account over which an advisory representative has no direct or indirect influence or control;

2. Purchase or sales of securities which are not eligible for purchase or sale by the Adviser, the private client accounts or any other accounts of the Adviser;

3.   Purchases which are part of an automatic dividend reinvestment plan;
and

4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.


SECTION 7: DISSEMINATION AND CORPORATE RECORD RETENTION

The Adviser shall provide a copy of the Code of Ethics to all advisory representatives of the Adviser.

The Adviser shall maintain for a five-year period the following records:

1.           A copy of the Code of Ethics;

2. A record of any violation of the Code of Ethics and of any action taken as a result of such violation;

3. A copy of each statement of account of an advisory representative pursuant to this Code of Ethics; and

4. A list of all persons who are required to make reports pursuant to this Code of Ethics, which shall be attached to this Code.

SECTION 8: VIOLATIONS

Any advisory representative who becomes aware of a violation or apparent violation of this Code of Ethics shall advise the Chief Operating Officer of the Adviser or the Compliance Officer of the matter. The person to whom the violation or apparent violation is made known shall thereupon report the matter to the Adviser's board of directors. The board shall determine whether a violation has occurred and, if so, will impose such sanctions, if any, as it deems appropriate, including a letter of censure, suspension, termination of employment, or other sanctions.